Exhibit 10.1

DIRECTOR’S AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of August 6, 2010 (“Effective Date”), by and between UTEC, Inc., a Nevada corporation (the “Company”), with its principal office located at 7230 Indian Creek Ln, Ste 201, Las Vegas, NV 89149, and _____________ (“Director”), a resident of the State of ________.

Recitals

A.  Director was appointed as a member of the Company’s Board of Directors (the “Board of Directors”) effective July 30, 2010 (the “Appointment Date”); and

B.  The Company has required, as a condition for service on its Board of Directors, that all members of the Board of Directors enter into an agreement that delineates the rights, duties and responsibilities of such members of the Board of Directors; and

C.  The Company and Director agree that this Agreement provides important directives outlining the duties, obligations, responsibilities and rights that are expected of members of the Board of Directors and Director desires to serve thereon in compliance with the requirements of this Agreement and the Company’s Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended from time to time (“Bylaws”):

Agreement

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.  Term.

                (a)  Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence on the Effective Date and shall continue until the election, qualification and assumption of office by Director’s successor as a member of the Board of Directors, unless earlier terminated by Director’s resignation or removal as a director of the Company as provided in the Articles, Bylaws and applicable law.

(b)  Notwithstanding anything in this Agreement to the contrary, the term of this Agreement will terminate if Director is not re-elected at the next annual or special meeting of stockholders of the Company for the election of directors (“Stockholder’s Meeting”).

(c) In the event that Director is re-elected or otherwise serves as a member of the Board of Directors after the next Stockholder’s Meeting, then, unless a new agreement pertaining to his role as a member of the Board of Directors is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed to remain in full force and effect for so long as Director serves as a member of the Board of Directors.

2.  Directorship and Responsibilities.

(a)  Directorship. Director shall serve as a member of the Board of Directors subject to the terms and conditions of this Agreement. Director shall perform such duties and responsibilities as are normally related to such directorship in accordance with the Company’s Bylaws and applicable law, including those services described on Exhibit A, (the “Services”). Director hereby agrees to use his best efforts to provide the Services. Director shall comply with all statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)  Other Activities.  Director may be employed by another entity, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the stockholders.  As of the date of this Agreement, Director is employed by the entities, and serves on the board of directors or advisory boards, set forth in Exhibit B. The beneficial ownership by Director of less than a 6% interest in an entity, by itself, shall not constitute a violation of this duty.

(c)  No Conflicts.  Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Company’s Chief Executive Officer or a majority of the members of the Board of Directors.

                (d)  Disclosure of Conflicts.  If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director shall promptly notify the Company’s Chief Executive Officer or the Board of Directors of such obligation, prior to making such disclosure or taking such action.

(e)  Covenant Not to Disparage.  Director hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about the Company, its constituent members, or its officers, directors, stockholders, employees, agent or affiliates, whether related to the business of the Company, to other business or financial matters or to personal matters.

(f)  Unauthorized Acts. Director hereby covenants and agrees that he will not do any act or incur any obligation on behalf of the Company of any kind whatsoever, except as expressly authorized by the Board of Directors or by the Company’s stockholders pursuant to duly adopted action thereby.

                3.   Compensation and Benefits.

(a)  Director’s Fee.  In consideration of the services to be rendered under this Agreement, Company shall pay Director a fee at the rate of $1,000 per meeting (the “Director’s Fee”).

(b)  Stock and Stock Options.

(i) Equity Award.  The Company hereby grants to Director, effective as of the Effective Date, as an incentive for entering into this Agreement two million (2,000,000) shares of the Company’s common stock (the “Securities”).

(ii) Discretionary Grants.  In addition to the Securities granted herein to Director, at the sole discretion of the Board of Directors or any compensation committee of thereof, Director shall be eligible for grants of stock options and other equity awards of a level commensurate with his position and similar to other members of the Board of Directors, subject to such terms and conditions as approved by the Board of Directors or any compensation committee thereof.

(c)  Benefits.  To the extent Director is also an executive officer of the Company, the Company will provide Director with any additional benefits as may be made generally available by Company to its senior executives, or employees now or in the future.

(d)  Expenses.  The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with the Company’s expense reimbursement guidelines.

                (e)  Indemnification.  The Company will defend, indemnify and hold Director harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by him in good faith on behalf of the Company, its affiliates or for other persons or entities at the request of the Board of Directors, except for intentional misconduct, gross negligence and fraud, to the fullest extent legally permitted, and in conjunction therewith, shall make reasonable efforts that all required expenditures are made in a manner making it unnecessary for Director to incur any out of pocket expenses; provided, however, that Director permits the Company to select and supervise all personnel involved in such defense and that Director waives any conflicts of interest that such personnel may have as a result of also representing the Company, its stockholders or other personnel and agrees to hold the Company harmless from any matters involving such representation, except such as involve fraud or bad faith.

(f)  Records.  Director shall have reasonable access to the Company’s books and records, as necessary to enable Director to fulfill his obligations as a director of the Company.

4.  Exempt Nature of Securities to be Issued.  The Securities will be issued without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the securities regulatory laws and regulations of the State of Nevada (the “Nevada Act”) or the State of Kansas (the “Kansas Act”) pursuant to exemptions provided under Section 4(2) and 4(6) of the Securities Act and comparable provisions of the Nevada Act and Kansas Act.

(a)  All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Securities Act and under the Nevada Act and Kansas Act or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Company is provided to the Company’s legal counsel to the effect that such registration is not required as a result of applicable exemptions thereto; and

(b)  The Company’s transfer agent shall be instructed not to transfer any of the Securities unless the Company’s advises it that such transfer is in compliance with all applicable laws.

5.  Warranties, Representations and Covenants of Director.

(a)  Warranties and Representations.

(i) Director has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform all of the obligations hereunder.

(ii) Director has no present plan or intention to sell, transfer, exchange, pledge or otherwise dispose of, including by means of a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership of any of the securities of the Company that Director currently owns or may acquire during the term of this Agreement, including the Securities, or any securities that may be paid as a dividend or otherwise distributed thereon with respect thereto or issued or delivered in exchange or substitution therefore. Director does not presently have reason to anticipate a change in such intention.

(iii) Director hereby: (1) acknowledges that Director or his advisors have examined information concerning the Company contained in the Company’s business plan, as well as the Company’s books and records and have questioned the Company’s officers and directors as to such matters involving the Company as Director deemed appropriate, (2) acknowledges that he has received all the information he has requested from the Company and he considers necessary or appropriate for deciding whether to acquire the Securities, (3) represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of such information and (4) further represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of this investment.

(iv)  Director acknowledges that investment in the Securities involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his investment.

(v)  If any of Director’s representations in this Agreement cease to be true at any time during the term of this Agreement, Director will deliver to the Company’s legal counsel a written statement to that effect, specifying the nature of the change, which shall be signed by Director.

(b)  Transfer or Encumbrance.

(i)  Director agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the Company’s Securities acquired or to make any offer or agreement relating thereto unless in accordance with the Company’s code of ethics, insider trading policy (and other applicable Company policies) and applicable law.

(ii)  No transactions permitted pursuant to Section 5(a) shall be effected until:

(1)  Legal counsel representing Director (which legal counsel is reasonably satisfactory to the Company ) shall have advised the Company in a written opinion letter satisfactory to the Company and the Company’s legal counsel, and upon which the Company and its legal counsel may rely, that no registration under the Securities Act or applicable state blue sky laws is required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

(2)  A registration statement under the Securities Act covering the Company’s securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Commission and made effective under the Securities Act; or

(3)  An authorized representative of the Commission shall have rendered written advice to Director (sought by Director or Director’s legal counsel, with a copy thereof and all other related communications delivered to the Company) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated; or

(4) The Company’s legal counsel and President shall have specifically consented to the transaction in writing pursuant to authority delegated in a specific resolution of the Board of Directors.

(iii)  The Company will not be required (1) to transfer on its books any Securities that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (2) to treat as owner of such Securities, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Securities have been so transferred.

(iv) Director agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.  Director understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Securities, together with any other legends that may be required by state or federal securities laws, the Articles or Bylaws, any other agreement between Director and the Company or any agreement between Director and any third party:

THE SECURITIES  REPRESENTED BY THIS  CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

(c)  No Proxy Solicitations.  Director will not, and will not permit any entity under his control to:

(i) Solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of the Company’s stockholders;

(ii) Initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to any stockholders’ action; or

(iii) Become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company.

(d)  Further Assurances.  Director agrees and covenants that at any time and from time to time Director will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

(e)  No Limitation on Discretion as Director.  This Section 5 is intended solely to apply to the exercise by Director in his individual capacity of rights attaching to ownership of the Company’s securities, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Director with respect to, any action which may be taken or omitted by his acting in his fiduciary capacity as a member of the Board of Directors or any committee thereof.

6.  Termination.

(a)  Right to Terminate.  At any time, Director may be removed as provided in the Articles, Bylaws and applicable law. Director may resign as director as provided in Company’s Articles, Bylaws, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as a director, except as provided in Company’s Articles, Bylaws, and applicable law.

                (b)  Effect of Termination as Director.  Upon termination of Director’s status as a director of the Company, this Agreement will terminate. The Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination. Thereafter, all of Company’s obligations under this Agreement shall cease, except as provided in Section 7(c).

7.  Termination Obligations.

                (a)  Return of Property.  Director agrees that all property, including, without limitation, all equipment, devices, tangible proprietary information, documents, data, records, disks, computer files, proposals, lists, correspondence, notes, contracts, computer-generated materials or other materials, other documents or property, reproductions of any aforementioned items provided to or prepared by Director incident to, and pursuant in the performance of, the Services to the Company, or Confidential Information (as defined below) that Director may have in Director’s possession or control belong to the Company and shall be promptly returned upon termination of this Agreement or upon the Company’s earlier request.

                (b)  Cooperation.  Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against the Company that relates to the Services.

(c)  Payment of Accrued Obligations.  Upon termination of this Agreement, all obligations of the Company to Director will cease, other than the obligation to pay Director any accrued Director’s Fee for Services rendered through to the date of termination and any accrued but unpaid reasonable business expenses incurred in the performance of the Services as of the date of termination.  The Company shall pay Director any such accrued obligations within thirty (30) days of termination.

(d)  General.  The Company and Director agree that their obligations under this Section, as well as Section 8 and Section 2(e), shall survive the termination of this Agreement.

8.  Nondisclosure Obligations.

(a)  Confidentiality. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Confidential Information (as defined below) belonging to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by the Company. These nondisclosure obligations also apply to proprietary and confidential information belonging to customers and suppliers of the Company, and other third parties, learned by Director as a result of performing the Services.

(b)  “Confidential Information” means all information pertaining in any manner to the business of the Company, unless:

(i)  the information is or becomes publicly known through lawful means;

(ii)  the information was part of Director’s general knowledge prior to his relationship with Company; or

                                (iii)  the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

                9.  Dispute Resolution.

                (a)  The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and the Company (and its affiliates, stockholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be determined by an independent arbitrator appointed by the American Arbitration Association. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

Both the Company and Director shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration.  This arbitration requirement does not apply to claims for any provisional or injunctive relief remedies as set forth in any Nevada statute or law.  The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within the County of Sedgwick, Kansas for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenience or improper venue with respect thereto.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF DIRECTOR’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF DIRECTOR’S RELATIONSHIP WITH THE COMPANY.

                (b) Attorneys’ Fees.  Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose.

                (c)  Costs of Enforcement.  In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

                10.  Entire Agreement.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to his position as Director of the Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship as Director.

                11.   Amendments; Waivers.

                This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

12.   Assignment.

Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities to the extent permitted by applicable law. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

13.  Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.  If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make such provision or its application valid and enforceable.

14.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regards to principles of conflicts of law.

15.   Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16.   Binding Agreement.

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both the Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s responsibilities or compensation as Director will not affect the validity or scope of the remainder of this Agreement.

17.   Director Acknowledgment.

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.  Director acknowledges that Director has not relied and will not rely upon the Company or the Company’s legal counsel with respect to any tax consequences related to the terms and conditions of this Agreement.  Director assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

18.   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF copies shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Director’s Agreement as of the date first above written.

UTEC, Inc.		DIRECTOR

By:
	Kenneth B. Liebscher, President	[Name]

EXHIBIT A
DESCRIPTION OF SERVICES

Responsibilities as Director

Director shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Articles and Bylaws. These responsibilities shall include, but shall not be limited to, the following:

1.  Attendance.  Use best efforts to attend scheduled meetings of Company's Board of Directors;

2.  Act as a Fiduciary.  Represent the stockholders and the interests of Company as a fiduciary; and

3.  Participation.  Participate as a full voting member of Company's Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

EXHIBIT B
AUTHORIZED ACTIVITIES